Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 30, 2008, by and among KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Buyer”) and E. KENT TOLMAN, NITA TOLMAN, RONALD D. JONES and MELINDA JONES (collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock (the “Company Shares”) of HYDRA-WALK INC., an Oklahoma corporation (the “Company”);

WHEREAS, the Company is engaged in the business of manufacturing and leasing pipe-handling equipment and providing pipe-handling services to the oil and gas industry (the “Business”);

WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Company Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1.          Purchase and Sale of the Company Shares.

(a)           Purchase and Sale.  Subject to the terms and conditions of this Agreement, on the date hereof, the Shareholders agree to sell and convey to Buyer, free and clear of all Encumbrances (as defined in Section 1.2(f) hereof), and Buyer agrees to purchase and accept from the Shareholders, all of the Company Shares.  In consideration of the sale of the Company Shares, Buyer shall pay to the Shareholders a purchase price of $9,850,000.00 plus the Outstanding Vehicle Loan Balances in cash, reduced or increased, as the case may be, on a dollar-for-dollar basis by the amount, if any, by which Closing Working Capital (estimated as set forth in Section 1.1(d) hereof) is less than or more than, respectively, $1,100,000.00 (such amount, as finally determined pursuant to Section 1.1(d), the “Purchase Price”).  For purposes of this Agreement, “Closing Working Capital” means (i) the aggregate amount of current assets of the Company on the Closing Date (herein defined) minus (ii) the aggregate amount of current liabilities of the Company, in each case determined on the Closing Date on a basis prepared in all material respects in accordance with generally accepted accounting principles. For purposes of this Agreement, “Outstanding Vehicle Loan Balances” means (i) fifty percent (50%) of the amount outstanding on the Closing Date of loans obtained prior to January 31, 2008 to acquire vehicles for the Company and (ii) all of the outstanding amount, up to a maximum of $100,000.00, of loans on four vehicles, identified as #50, #51, #52, and #53, obtained for the Company after January 31, 2008.  Notwithstanding the foregoing, in no event shall the Outstanding Vehicle Loan Balances be paid by Buyer unless and until the Shareholders pay off in full all loans obtained to acquire vehicles and provide Buyer with evidence of such payoff and release of any liens relating thereto.

(b)           Payment of Purchase Price.  The Purchase Price shall be allocated among the Shareholders (for payment purposes) as set forth on Schedule 1.1(b) hereto.

(c)           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Company’s net assets for tax purposes.  The final determination of the tax allocation of the Purchase Price shall be based on a third-party appraisal that Buyer shall obtain from Ernst & Young, LLP within ninety (90) days after the Closing Date and in accordance with relevant tax and accounting guidelines.  Upon receipt of such third-party appraisal, Buyer shall deliver a copy to the Shareholders for their review and comment.  If the Shareholders have any comments, they shall notify Buyer within ten (10) days of Buyer’s delivery, and Buyer and the Shareholders shall meet within ten (10) days of the Shareholders’ delivery of comments in order to attempt to resolve any disagreements.  If Buyer and the Shareholders are unable to resolve all disagreements within such 10-day period, then the dispute will be resolved by an independent accounting firm or valuation firm mutually agreed to by the Shareholders and Buyer, whose resolution shall be binding and enforceable against the parties thereto.  The parties shall instruct such firm to resolve such disputes by making its determination within thirty (30) days after its engagement.  All of the fees and expenses of such firm pursuant to this subpart (c) shall be paid by the Shareholders; provided, however, if the value allocated to any particular class of assets is increased or decreased by an amount greater than twenty five percent (25%) of the total amount attributable to such class of assets, then the fees and expenses shall be apportioned equally between Buyer and the Shareholders by such independent accounting firm or valuation firm.

(d)           Purchase Price Adjustment.

(i)            The Purchase Price paid at the Closing (herein defined) was preliminarily calculated in accordance with Section 1.1(a) as if Shareholders’ estimate of Closing Working Capital were the actual amount of Closing Working Capital.  The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”

(ii)           No later than sixty (60) days following the Closing Date, Buyer shall deliver to the Shareholders a statement (the “Final Closing Statement”), setting forth its good faith calculation of (i) Closing Working Capital, prepared in all material respects in accordance with generally accepted accounting principles, and (ii) the Purchase Price calculated as if Buyer’s calculation of Closing Working Capital were the actual amount of Closing Working Capital.

(iii)          Buyer shall, upon the Shareholders’ written request, promptly make available to the Shareholders (i) a copy of all work papers, financial information and any other books and records utilized by Buyer in the preparation of the Final Closing Statement, and (ii) all personnel, including accounting personnel, of Buyer involved in the preparation of the Final Closing Statement.  The Shareholders shall notify Buyer in writing no later than thirty (30) days following the Shareholders’ receipt of the Final Closing Statement from Buyer that it accepts the Final Closing Statement or that there is a dispute as to an item or items reflected thereon.  Such notice shall set forth the Shareholders’ objections, if any, to the Final Closing Statement in reasonable detail.  The failure by Shareholders to give Buyer such notice within such period shall be deemed to constitute the Shareholders’ acceptance of the Final Closing Statement.  The parties shall use commercially reasonable efforts to resolve any such dispute.

(iv)          If, despite the use of commercially reasonable efforts, such dispute cannot be resolved by the parties within thirty (30) days after the Shareholders give notice of such dispute, the dispute will be resolved by Hein & Associates LLP, or if such firm is unable or unwilling to service in such capacity, by an independent accounting firm mutually agreed to by the Shareholders and Buyer, whose resolution shall be binding and enforceable against the parties thereto.  The parties shall instruct such independent accountant to resolve such disputes by making its determination within thirty (30) days after its engagement.  All of the fees and expenses of such independent accountant pursuant to this subpart (iv) shall be apportioned between Buyer and the Shareholders by such independent accountant based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser, or no, amount of such fees, costs and expenses).

(v)           If the Purchase Price as finally determined pursuant to this Section (i) is less than the Estimated Purchase Price, the Shareholders shall pay to Buyer an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Buyer shall pay to the Shareholders an amount equal to the excess.  Any such payment pursuant to the preceding sentence shall be made by wire transfer of immediately available U.S. funds, to an account designated by Buyer or the Shareholders, as the case may be, on the later of (x) the second (2nd) business day after acceptance by the Shareholders of the Final Closing Statement or (y) the second (2nd) business day following resolution (as contemplated in this Section) of any dispute concerning the Final Closing Statement.

(e)           Earn-out.  In addition to the Purchase Price, the Shareholders shall be paid amounts, in the aggregate, not to exceed $2,000,000.00 (collectively, the “Earn-out”) over the period commencing on the Closing Date and expiring twenty-five (25) months after the last day of the month in which the Closing occurs, in accordance with the provisions set forth on Schedule 1.1(e) hereto.

1.2.          Closing.  Consummation of the transactions contemplated by this Agreement (the “Closing”) shall have taken place prior to or contemporaneously with the execution of this Agreement at the offices of the Shareholders’ counsel.  The date and time on which the Closing actually occurs is herein called the “Closing Date”.

(a)           At the Closing, the Shareholders, at their sole cost and expense, have delivered or caused to be delivered to Buyer the following:

(i)            Duly and validly issued certificates representing all of the Company Shares owned beneficially or of record by the Shareholders, each such certificate to be duly endorsed in blank and in good form for transfer, or accompanied by stock powers duly executed in blank sufficient and in good form to properly transfer such Company Shares to Buyer;

(ii)           Agreement by E. Kent Tolman and Nita Tolman not to compete with Buyer in the Business (“Tolman Non-Compete Agreement”), in form and substance satisfactory to Buyer, and pursuant to which E. Kent Tolman and Nita Tolman shall be paid $75,000.00;

(iii)          Agreement by Ronald D. Jones and Melinda Jones not to compete with Buyer in the Business (“Jones Non-Compete Agreement”), in form and substance satisfactory to Buyer, and pursuant to which Ronald D. Jones and Melinda Jones shall be paid $75,000.00;

(iv)          Evidence satisfactory to Buyer that no assets relating to the Company, including, without limitation, any Intellectual Property (herein defined), trade names and Permits (herein defined) are held in the name of any of the Shareholders or of any other person other than the Company;

(v)           Originals of any Intellectual Property, Permits or other assets, to the extent requested by Buyer;

(vi)          Evidence satisfactory to Buyer of (A) the termination of that certain Assignment dated on or about July 18, 2000, by E. Kent Tolman and Ronald D. Jones, as clarified and amended by that certain Addendum to Assignment Agreement Between E. Kent Tolman and Ronald D. Jones and Hydra-Walk, Inc. Dated December 31, 2007 (collectively, the “Royalty Agreement”), whereby E. Kent Tolman and Ronald D. Jones were entitled to certain rights relating to one or more of the Patents (herein defined), and (B) the full and unrestricted ownership of the Patents by the Company, notwithstanding the termination of the Royalty Agreement;

(vii)         Evidence satisfactory to Buyer that the Company has given all notices necessary to terminate, within thirty (30) days after the Closing Date, or as soon thereafter as practical, (A) all real property leases under which the Company was the tenant (including, without limitation, those leases relating to the Company’s facilities in Wilburton, Oklahoma and Rawlins, Wyoming), and (B) all arrangements pursuant to which machinery, transportation equipment, tools, and other equipment of the Company were stored or allowed to remain on the property of others;

(viii)        Evidence satisfactory to Buyer of the termination of any agreements, whether oral or written, between the Company and any affiliate or other entity under common control with the Company (collectively, “Inter-Company Agreements”) other than agreements between the Company and T & T Forklift, Inc. (“T&T”) pursuant to which (A) the Company uses space and phone, electrical, and other related utilities at T&T’s facilities in Lyndsay, Oklahoma for office and administrative purposes (the “Office Agreement”), which Office Agreement shall continue for thirty (30) days after the Closing Date for transition purposes, and (B) T&T furnishes a forklift and operator from time-to-time at the Company’s request (the “Services Agreement”), which Services Agreement shall be replaced within thirty (30) days after the Closing Date with a written master services agreement in form acceptable to Buyer and T&T on commercially reasonable terms;

(ix)           Consents from any and all third parties deemed necessary, in Buyer’s sole discretion, to the consummation of the transactions contemplated under this Agreement;

(x)            Evidence satisfactory to Buyer that the Company has conveyed to HYPROP, LLC, an Oklahoma limited liability company (the “New Shareholder Entity”), the Company’s owned real property located in Lindsay, Oklahoma and in Elk City, Oklahoma (collectively, the “Owned Real Property”) by quitclaim deeds in form and substance satisfactory to Buyer, such quitclaim deeds including or being accompanied by a full release of the Company from liability (environmental or otherwise) by the New Shareholder Entity.  The Owned Real Property shall be described and appropriately designated as excluded assets on Schedule 1.2(a) hereto.  The Shareholders hereby represent and warrant that they have caused all Encumbrances relating to the Owned Real Property to be either released or transferred to the New Shareholder Entity, in either case fully releasing the Company from any liability relating to such Encumbrances (provided, however, that the first mortgage lien relating to the portion of the Owned Real Property located in Lindsay, Oklahoma shall be released within ten [10] business days after the Closing);

(xi)           Lease (the “Lindsay Real Property Lease”) by and between Buyer (or an affiliate thereof) and the New Shareholder Entity, in form and substance satisfactory to Buyer, by which Buyer leases the portion of the Owned Real Property located in Lindsay, Oklahoma from the New Shareholder Entity;

(xii)          Lease (the “Elk City Real Property Lease”) by and between Buyer (or an affiliate thereof) and the New Shareholder Entity, in form and substance satisfactory to Buyer, by which Buyer leases the portion of the Owned Real Property located in Elk City, Oklahoma from the New Shareholder Entity (the Lindsay Real Property Lease and the Elk City Real Property Lease collectively being referred to herein as the “Real Property Leases”);

(xiii)         Evidence satisfactory to Buyer of the transfer and conveyance by the Company of all of the excluded assets set forth on Schedule 1.2(a) hereto;

(xiv)        Evidence satisfactory to Buyer that the Shareholders have caused the Company to make distributions to the Shareholders of (i) all cash and cash equivalents of the Company (except for $50,000.00 to meet current payroll and operating expenses relating to the Business for a period of fifteen [15] days, which $50,000.00 shall be included in the calculation of Closing Working Capital) and (ii) two (2) of the Company’s vehicles (collectively, the “Pre-Closing Distribution Assets”).  The Pre-Closing Distribution Assets shall be described and appropriately designated as excluded assets on Schedule 1.2(a) hereto.  The Shareholders hereby represent and warrant that the two (2) vehicles to be distributed to the Shareholders are vehicles presently owned and operated as of the date of this Agreement and that such vehicles will not be subject to any notes payable incurred on or after January 31, 2008 and were not purchased on or after January 31, 2008.  The Shareholders hereby further represent and warrant that they have caused all Encumbrances relating to the Pre-Closing Distribution Assets to be either released or transferred to the applicable Shareholders, in either case fully releasing the Company from any liability relating to such Encumbrances, and the Shareholders shall deliver evidence satisfactory to Buyer of such payment and release; and

(xv)         The written resignation of each of the officers and directors of the Company.

(b)           At the Closing, Buyer, at its sole cost and expense, shall deliver or cause to be delivered to the Shareholders the following:

(i)            Wire transfers to the accounts designated by each of the Shareholders, or cashier’s checks made out to each of the Shareholders, or any combination thereof, in the aggregate amount of the Estimated Purchase Price, allocated and adjusted as provided in this Agreement;

(ii)           The Tolman Non-Compete Agreement;

(iii)          The Jones Non-Compete Agreement;

(iv)          The Lindsay Real Property Lease;

(v)           The Elk City Real Property Lease; and

(vi)          Offers of employment for E. Kent Tolman and B.J. Tolman as set forth on Schedule 1.2(b) hereto.

(c)           At the Closing, the Shareholders and Buyer shall execute and deliver to one another all other documents, instruments and agreements as required under this Agreement.

(d)           At the Closing, the Shareholders shall pay (i) the cost of releasing all Encumbrances, recording such releases, and shall deliver evidence satisfactory to Buyer of such payment and release; (ii) all transfer taxes (including, without limitation, any documentary stamps and intangible taxes, if any); (iii) charges for legal and other professional services provided to the Shareholders; and (iv) any other expenses stipulated to be paid by the Shareholders under the provisions of this Agreement.

(e)           At the Closing, Buyer shall pay (i) charges for legal and other professional services provided to Buyer; and (ii) any expenses stipulated to be paid by Buyer under the provisions of this Agreement.

(f)            Upon transfer to Buyer by the Shareholders of the Company Shares at the Closing, Buyer will own the Company Shares and the Company free and clear of all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind or nature whatsoever, state or federal, recorded or unrecorded (collectively, “Encumbrances”), except for trade payables incurred in the ordinary course of business, other obligations incurred in the ordinary course of business not in excess of $100.00, and those Encumbrances set forth on Schedule 1.2(f) hereto.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1.          Representations and Warranties of the Shareholders.  Each of the Shareholders, jointly and severally, represents and warrants to Buyer as follows:

(a)           Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

(b)           Agreements Authorized and its Effect on Other Obligations.  Each of the Shareholders has the legal capacity and requisite power and authority to enter into, and perform its obligations under this Agreement and all other agreements contemplated herein to which they are a party.  This Agreement and all such other agreements are valid and binding obligations of each of the Shareholders that are a party thereto, enforceable against each of the Shareholders that are a party thereto in accordance with their terms.  The execution, delivery and performance of this Agreement and such other agreements by each of the Shareholders that are a party thereto will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Articles of Incorporation or Bylaws of the Company or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Company or any of the Shareholders is a party or by which the Company or any of the Shareholders or their respective properties are bound.

(c)           Capitalization.  The authorized capitalization of the Company consists of ten thousand (10,000) shares of common stock, $1.00 par value (“Common Stock”), of which, as of the date hereof, ten thousand (10,000) shares are issued and outstanding and held beneficially and of record by the Shareholders.  On the date hereof, the Company does not have any outstanding options, warrants, calls or commitments of any character relating to any of its authorized but unissued shares of capital stock.  All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  None of the outstanding shares of Common Stock is subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.  The Company Shares represent all of the issued and outstanding shares of Common Stock.

(d)           Ownership of the Company Shares.  The Shareholders hold good and valid title to the Company Shares set forth opposite their names on Schedule 1.1(b) hereto,  free and clear of all Encumbrances.  The Shareholders possess full authority and legal right to sell, transfer and assign the Company Shares to Buyer, free and clear of all Encumbrances.  Upon transfer to Buyer by the Shareholders of the Company Shares, Buyer will own the Company Shares free and clear of all Encumbrances.  There are no claims pending or, to the knowledge of any of the Shareholders, threatened, against the Company or any of the Shareholders that concern or affect title to the Company Shares, or that seek to compel the issuance of capital stock or other securities of the Company.

(e)           No Subsidiaries.   There is no corporation, partnership, joint venture, business trust or other legal entity in which the Company, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of the outstanding voting securities.

(f)            Financial Statements.  The Shareholders have delivered to Buyer (i) copies of the Company’s unaudited balance sheet as of December 31, 2007 (the “12/31/07 Balance Sheet”) and related statements of income, which are an integral part of such statements (collectively, the “2007 Financial Statements”), as at and for the twelve (12) months ended as of December 31, 2007; and (ii) copies of the Company’s unaudited balance sheet as of March 31, 2008 (the “3/31/08 Balance Sheet”) and related statements of income, which are an integral part of such statements (the “Interim Financial Statements”), as at and for the three (3) months ended as of March 31, 2008 (the “Balance Sheet Date”).  Attached as Schedule 2.1(f) are true and complete copies of the 12/31/07 Balance Sheet and the 3/31/08 Balance Sheet.  As used herein, the 2007 Financial Statements and the Interim Financial Statements shall collectively be referred to as the “Financial Statements”.  The Financial Statements are accurate and complete in all material respects, are derived from the books and records of the Company (which are accurate and complete in all material respects), present fairly the financial condition of the Company as of the dates and for the periods indicated and have been prepared in all material respects in accordance with generally accepted accounting principles.  The accounts receivable reflected in the 3/31/08 Balance Sheet, or which have been thereafter acquired by the Company, have been collected or are collectible at the aggregate recorded amounts thereof less applicable reserves noted on the 3/31/08 Balance Sheet, which reserves are adequate.

(g)           Liabilities.  The Company does not have any liabilities or obligations, either accrued, absolute or contingent, nor do any of the Shareholders have any knowledge of any potential liabilities or obligations of the Company, other than those (i) reflected or reserved against in the 3/31/08 Balance Sheet or (ii) incurred in the ordinary course of business since the Balance Sheet Date that would not materially adversely affect the value and conduct of the business of the Company.

(h)           Additional Company Information.  Attached as Schedule 2.1(h) hereto are true, complete and correct lists of the following items:

(i)            Real Estate.  All real property and structures thereon, not otherwise transferred or conveyed in accordance with this Agreement, that are owned, leased or subject to a contract of purchase and sale, or lease commitment, by the Company, with a description of the nature and amount of any Encumbrances thereon;

(ii)           Machinery and Equipment.  All machinery, transportation equipment, tools, equipment, furnishings, and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, by the Company, with a description of the nature and amount of any Encumbrances thereon;

(iii)          Vehicles.  Other than the Pre-Closing Distribution Assets, all vehicles owned or leased by the Company, with a description of each such vehicle, including its vehicle identification number, and with a description of the nature and amount of any Encumbrances thereon;

(iv)          Inventory.  All inventory items or groups of inventory items owned by the Company, excluding raw materials and work in process, which raw materials and work in process are valued on the 3/31/08 Balance Sheet, together with the amount of any Encumbrances thereon;

(v)           Insurance.  All insurance policies or bonds currently maintained by the Company, including title insurance, life insurance and key man insurance policies, with respect to the Company or the Shareholders, including those covering the Company’s properties, machinery, equipment, fixtures, employees and operations, as well as listing of any premiums, deductibles or retroactive adjustments due or pending on such policies or any predecessor policies;

(vi)          Contracts.  All contracts, including any Inter-Company Agreements or leases under which the Company is lessor or lessee, which are to be performed in whole or in part after the date hereof;

(vii)         Employee Plans.  All bonus, incentive compensation, equity compensation, deferred compensation, profit-sharing, retirement, pension, employee stock ownership, medical and other welfare, group insurance, death benefit, severance, vacation or other employee benefit or fringe benefit plans, contracts, policies, arrangements or trust agreements maintained or contributed to by the Company, or having been so maintained or contributed to within six (6) years of the Closing Date (collectively, “Employee Plans”);

(viii)        Salaries.  The names and salary rates of all present employees of the Company, and, to the extent existing on the Closing Date, all arrangements with respect to any bonuses to be paid to them from and after the Closing Date;

(ix)           Bank Accounts.  The name of each bank in which the Company has an account, the account balances as of the Closing Date (subject to distribution of the Pre-Closing Distribution Assets) and the names of all persons authorized to draw thereon;

(x)            Employee Agreements.  Any collective bargaining agreements of the Company with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of the Company;

(xi)           Intellectual Property.  All patents, patent applications, trademarks and service marks (including registrations and applications therefor), internet domain (including email and website), trade names, copyrights and written know-how, confidential information, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the “Intellectual Property”) used by the Company.  The Intellectual Property includes, without limitation, (i) that certain United States Patent Number 6,533,519 B1 issued March 18, 2003; (ii) that certain United States Patent Number 6,719,515 B2 issued April 13, 2004; and (iii) that certain United States Patent Number 6,969,223 B2 issued November 29, 2005 (collectively, the “Patents”);

(xii)          Trade Names.  All trade names, assumed and fictitious names used or held by the Company, whether and where such names are registered and where used;

(xiii)         Licenses and Permits.  All permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, licenses and other rights of every kind and character (collectively, the “Permits”) of the Company under which it conducts its business;

(xiv)        Promissory Notes.  All long-term and short-term promissory notes, installment contracts, loan agreements, credit-agreements, and any other agreements of the Company relating thereto or with respect to collateral securing the same;

(xv)         Guaranties.  All indebtedness, liabilities and commitments of others and as to which the Company is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

(xvi)        Environment.  All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by the Company and all environmental audits, assessments, investigations and reviews conducted by the Company within the last five years or otherwise in the Company’s possession on any property owned, leased or used by the Company.

(i)            No Defaults.  The Company is not in default in any obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other arrangement.

(j)            Absence of Certain Changes and Events.  Other than as a result of the transactions contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(i)            Financial Change.  Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of the Company;

(ii)           Property Damage.  Any material damage, destruction, or loss to the business or properties of the Company (whether or not covered by insurance);

(iii)          Dividends.  Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Company Shares, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock (except for the Owned Real Property and the Pre-Closing Distribution Assets);

(iv)          Labor Disputes.  Any labor or employment dispute of whatever nature; or

(v)           Other Material Changes.  Any other event or condition known to any of the Shareholders particularly pertaining to and adversely affecting the operations, assets or business of the Company.

(k)           Taxes.  All federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs, duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by the Company for each period for which any such returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all such returns are true and correct; the Company has only done business in Oklahoma, Texas and Wyoming; all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by the Company; and the tax provision reflected in the 3/31/08 Balance Sheet is adequate, in all material respects in accordance with generally acceptable accounting principles, to cover liabilities of the Company at the date thereof for all taxes, including, but not limited to, interest and penalties, and additions to taxes of any character whatsoever applicable to the Company or its assets or business.  No waiver of any statute of limitations executed by the Company with respect to any income or other tax is in effect for any period.  The income tax returns of the Company have not been examined by the Internal Revenue Service (“IRS”) or the taxing authorities of any other jurisdiction.  There are no tax liens on any assets of the Company except for taxes not yet currently due.

(l)            Intellectual Property.

(i)            Ownership.  The Company is the sole and exclusive owner of licenses to use all Intellectual Property that are either useful to the business of the Company or that are useful for the rendering of any services rendered by the Company and the use or sale of any equipment or products used or sold by the Company, including the Patents and all such Intellectual Property listed in Schedule 2.1(h) hereto.  The Intellectual Property is owned by the Company free and clear of any Encumbrance (including, without limitation, the Royalty Agreement, which shall have been terminated at or prior to the Closing).  Neither the Shareholders nor the Company has received any notice or claim (whether written, oral, or otherwise) challenging the Company’s or the Shareholders’ ownership of any of the Intellectual Property (in whole or in part) or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of the Shareholders is there a reasonable basis for any claim that the Company does not own the Intellectual Property.  The Shareholders have the unrestricted right to transfer all of their right, title, and interest to the Intellectual Property to the Company or to Buyer without impairing or limiting any rights therein.

(ii)           Validity and Enforceability.  The Intellectual Property is valid, enforceable, and subsisting, without qualification, limitation, or restriction thereon or on the use thereof.  Neither the Shareholders nor the Company has received any notice of any claim (written, oral, or otherwise) challenging or questioning the validity or enforceability of any of the Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Intellectual Property is invalid or unenforceable or has been misused.

(iii)          Patents.  The Patents have not been and are now not involved in any interference, reissue, or reexamination proceeding, and, to the knowledge of the Shareholders, no such action is or has been threatened.  There are no facts or circumstances which if known would have barred issuance of the Patents, including, without limitation, there being no relevant prior art of which the Shareholders are aware that was not disclosed during the prosecution of the application(s) for the Patents but which, if such prior art had been disclosed, may have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof.  The Patents and the other Intellectual Property are sufficient for the Company or a third party on the Company’s behalf to manufacture, sell, rent, lease, otherwise distribute, and practice the Company’s products and the services associated therewith, as currently conducted or planned to be conducted.  There are no intellectual property rights of any third party interfering with or necessary for such activities.

(iv)          Trade Secrets.  The Shareholders and the Company have taken all reasonable steps in accordance with standard industry practices to maintain the confidentiality of any confidential information and trade secrets in the Intellectual Property (the “Proprietary Information”), and the Company has and enforces a policy requiring each of its employees, consultants, and contractors to enter into (and all such persons have executed) agreements that require the reasonable protection and non-disclosure of the Proprietary Information.   None of the Proprietary Information has been disclosed, nor is the Company (or the Shareholders) under any obligation (contractual or otherwise) to disclose the Proprietary Information.  To the knowledge of the Shareholders, (A) no such agreement or undertaking has been breached, and (B) there has been no disclosure of the Proprietary Information such that the Company may not enforce rights in the Proprietary Information.

(v)           Maintenance.  Neither the Shareholders nor the Company has taken any action or failed to take any action (including, without limitation, the manner in which the Company has conducted its business or used or enforced or failed to use or enforce any of the Intellectual Property) that would result in abandonment, cancellation, forfeiture, relinquishment, invalidation, or unenforceability of the Intellectual Property.  The Patents, together with the trademark reflected on Schedule 2.1(l) hereto (the “Trademark”), are the only Intellectual Property registered with any governmental agency.  The Patents and the Trademark have been registered and obtained in accordance with all applicable legal requirements.  The Company has timely paid all filing, examination, issuance, post registration, and maintenance fees, annuities, and the like associated with the Patents, the Trademark and any other Intellectual Property through the Closing Date.

(vi)          Licenses.  Neither the Shareholders nor the Company has granted to any other person any licenses, agreements not to sue or similar rights in or to any Intellectual Property.

(vii)         No Infringement.  To the Shareholders’ knowledge, (A) neither the Shareholders nor the Company has infringed, misappropriated, or conflicted with the intellectual property rights of others in connection with the use by the Company of the Intellectual Property or otherwise in connection with the Company’s operation of its business, nor has either the Shareholders or the Company received any notice of such infringement, misappropriation, or conflict with such intellectual property rights of others; (B) none of the Intellectual Property or the products and services associated therewith, as currently conducted or planned to be conducted, are subject to or have been subject to any pending or threatened challenge or claim or demand of infringement, misappropriation, violation, dilution, or unauthorized use, and there is no basis upon which any such claim could be made; and (C) no third party is misappropriating, infringing, diluting, or violating any Intellectual Property.  No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting the use thereof by the Shareholders or the Company or restricting the sale, transfer, assignment, or licensing by the Shareholders, the Company, or their successors or assigns.

(m)          Title to and Condition of Assets.  The Company has good, indefeasible and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the 3/31/08 Balance Sheet or in Schedule 2.1(h) hereto (except for the Owned Real Property, the Pre-Closing Distribution Assets and any other excluded assets set forth on Schedule 1.2(a) hereto), free and clear of any Encumbrance of any nature whatsoever, except Encumbrances reflected in the 3/31/08 Balance Sheet or in Schedule 1.2(f) hereto.  All leases pursuant to which the Company leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default, or event that with notice or lapse of time, or both, would constitute a default by the Company and in respect to which the Company has not taken adequate steps to prevent a default from occurring.  The buildings and premises of the Company that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear.  All machinery, vehicles, transportation equipment, tools and other major items of equipment of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance.  All such assets conform to all applicable laws governing their use.  The Company has not violated any law, statute, ordinance, or regulation relating to any such assets, nor has any notice of such violation been received by the Company or any of the Shareholders, except such as have been fully complied with.

(n)           Contracts.  All contracts, leases, plans or other arrangements to which the Company is a party, by which it is bound or to which it or its assets are subject are in full force and effect, and constitute valid and binding obligations of the Company.  Other than the Office Agreement and the Services Agreement, there are no Inter-Company Agreements.  The Company is not and, to the knowledge of any of the Shareholders, no other party to any such contract, lease, plan or other arrangement is in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder.  No contract has been entered into on terms that could reasonably be expected to have an adverse effect on the Company.  None of the Shareholders have received any information that would cause the Company or the Shareholders to conclude that any customer of the Company will (or is likely to) cease doing business with the Company (or its successors) as a result of the consummation of the transactions contemplated hereby.

(o)           Licenses and Permits.  The Company possesses all Permits necessary under law or otherwise for the Company to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used, including all such Permits listed in Schedule 2.1(h) hereto (collectively, the “Required Permits”).  Each of the Required Permits and the Company’s rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the Company subject to administrative powers of regulatory agencies having jurisdiction, and will continue in full force and effect after the Closing Date.  The Company is in compliance in all respects with the terms of each of the Required Permits.  None of the Required Permits have been, or to the knowledge any of the Shareholders, is threatened to be, revoked, canceled, suspended or modified.

(p)           Litigation.  There is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which the Company is a party or, to the knowledge of any of the Shareholders, might become a party which particularly affects the Company or its assets, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of the Company pending or, to the knowledge of any of the Shareholders, threatened.

(q)           Environmental Compliance.

(i)            Environmental Conditions.  There are no environmental conditions or circumstances, including, without limitation, the presence or release of any Substance of Environmental Concern, on any property presently or previously owned, leased, operated, or used by the Company, or on any property to which any Substance of Environmental Concern or waste generated by the Company’s operations or use of its assets was transported or disposed of, which would have a material adverse effect on the business or business prospects of the Company.  The term “Substance of Environmental Concern” means any gasoline, petroleum (including crude oil or any fraction thereof), petroleum product, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos, pollutant, contaminant, radiation and any other substance of any kind, whether or not any such substance is defined as toxic or hazardous under any Environmental Law (as defined in Section 2.1(q)(iii) hereof), that is regulated pursuant to or could give rise to liability under any Environmental Law;

(ii)           Permits, Etc.  The Company has and, within the period of all applicable statutes of limitations, has had in full force and effect all environmental Permits required to conduct its operations, and is, and within the period of all applicable statutes of limitations has been, operating in compliance thereunder.

(iii)          Compliance.  The Company’s operations and use of its assets are, and within the period of all applicable statutes of limitations have been, in compliance with applicable Environmental Law.  “Environmental Law” as used herein means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United States, or any state, local, municipal or other governmental authority, or quasi-governmental authority, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environmental or of human health, or employee health and safety as from time to time have been or are now in effect;

(iv)          Environmental Claims.  No notice has been received by the Company or any of the Shareholders from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action, litigation, or liability, including, without limitation, any claim for personal injury, injury to property, remedial obligations, response costs or contribution, relating to any Environmental Law;

(v)           Enforcement.  The Company and, to the knowledge of any of the Shareholders, any predecessor of the Company or other party acting on behalf of the Company, have not entered into or agreed to any consent, decree, order, settlement or other agreement, nor are they subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law;

(vi)          Liabilities.  The Company has not assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law.

(vii)         Renewals.  None of the Shareholders know of any reason the Company (or its successors) would not be able to renew without material expense any of the permits, licenses, or other authorizations required pursuant to Environmental Law to conduct and use any of the Company’s current or planned operations; and

(viii)        Asbestos and PCBs.  No material amounts of friable asbestos currently exist on any property owned, leased, operated, or used by the Company, nor do polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by the Company in its operations or on its properties.

(r)            Compliance with Other Laws.  The Company is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.) as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

(s)           Employee Plans.  The Shareholders have delivered to Buyer copies of each of the Employee Plans (as defined in Section 2.1(h)(vii) hereof) and any associated trust agreements, all amendments thereto, respective summary plan descriptions, Forms 5500 filed for the most recent three plan years, most recent reports, and all IRS determination letters and other correspondence from governmental entities that have been received with respect to such Employee Plans.  Except as identified in Schedule 2.1(h), the Company does not currently sponsor, maintain or contribute to, and has not at any time sponsored, maintained or contributed to, any Employee Plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which any of its employees are or were participants (whether on an active or frozen basis).  Each Employee Plan (as identified in Section 2.1(h)(vii) hereof) has been administered and operated in compliance with its governing documents and all applicable federal and state law (including, where applicable, ERISA and the Code).

Each Employee Plan set forth in Schedule 2.1(h) fully complies currently, and has fully complied in the past, in form and operation, with the applicable provisions of ERISA, the Code and other applicable laws, including, without limitation, all qualification and reporting and disclosure requirements of the Code and ERISA.  Each Employee Plan that is an employee pension benefit plan (as described in Section 3(2) of ERISA) (i) meets, and has met, in all respects, the requirements of a “qualified plan” under Section 401(a) of the Code whose income is exempt from taxation under Section 501(a) of the Code, (ii) has received a currently effective favorable determination letter from the IRS and (iii) nothing has occurred since the date of such determination letter that could adversely affect such qualification.  Also, with respect to each Employee Plan, the Company and any other party in interest have not engaged in any prohibited transaction or any violation of its fiduciary duties to such plan.  All contributions required to be made to each Employee Plan under the terms of such Employee Plan, ERISA or other applicable law have been timely made and there are no delinquent contributions as of the Closing Date. None of the Employee Plans (A) is a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) is a defined benefit pension plan subject to Title IV of ERISA, (C) is a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9), (D) provides for self-funded medical or other health benefits or provides for medical or other insurance benefits to current or future retired employees or former employees of the Company (other than as required for group health plan continuation coverage under Code Section 4980B (“COBRA”) or applicable state law), or (E) obligates the Company to pay any benefits solely as a result of a change in control of the Company.  During the six (6) years preceding the Closing Date, (x) no under-funded pension plan subject to Section 412 of the Code has been transferred out of the Company, (y) the Company has not participated in or contributed to, or had an obligation to contribute to, any multiemployer plan and has no withdrawal liability with respect to any multiemployer plan, and (z) the Company has not maintained any pension plan subject to Title IV of ERISA.  Other than routine claims for benefits, there are no claims, lawsuits or regulatory actions that have been asserted, instituted or threatened against any Employee Plan or any Employee Plan fiduciary.  There is no matter pending with respect to any of the Employee Plans before any governmental agency or authority.

(t)            Labor Issues.  The Company has not engaged in any unfair labor practices.  None of the Shareholders is aware of any pending or threatened dispute with any of its existing or former employees.  There are no employment discrimination charges or lawsuits pending against the Company, and none of the Shareholders is aware of any threatened charge or lawsuit.  There are no Company employees performing active uniformed military service with respect to whom the Company is, or may be, obligated under the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), 38 U.S.C. §§ 4301-4334.

(u)           Investigations; Litigation.  No investigation or review by any governmental entity with respect to the Company or any of the transactions contemplated by this Agreement is pending or, to the knowledge of any of the Shareholders, threatened, nor has any governmental entity indicated to the Company or any of the Shareholders  an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of any of the Shareholders, threatened against or affecting the Company at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or business of the Company.

(v)           Absence of Certain Business Practices.  Neither the Company nor any officer, employee or agent of the Company, nor any other person acting on its behalf, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of the Company (or to assist the Company in connection with any actual or proposed transaction) that might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(w)          No Untrue Statements.  The Company has made available to Buyer true, complete and correct copies of all contracts, documents concerning all litigation and administrative proceedings, licenses, permits, insurance policies, lists of suppliers and customers, and records relating principally to the Company’s assets and business, and such information covers all commitments and liabilities of the Company relating to its business or its assets.  This Agreement and the agreements and instruments to be entered into in connection herewith do not include any untrue statement of a material fact or omit to state any material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading in any material respect.

(x)            Consents and Approvals.  No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Shareholders, is required to be made or obtained by the Company or any of Shareholders in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(y)           Finder’s Fee.  All negotiations relative to this Agreement and the transactions contemplated hereby, have been carried on by the Shareholders and their counsel directly with Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payments.  Notwithstanding the foregoing, GK Jones & Company, L.L.C. and Gregory Jones (collectively “GK Jones”) have asserted a lien upon, and entitlement to, $1,000.000.00 of the Purchase Price being paid to Ronald D. Jones and Melinda Jones under this Agreement.  Ronald D. Jones and Melinda Jones deny that GK Jones is entitled to the payment of any money by them and deny that GK Jones has any claim to a portion of Purchase Price.  Notwithstanding anything to the contrary contained in this Agreement, to address this issue, $1,000.000.00 of the Purchase Price payable to Ronald D. Jones and Melinda Jones (the “Escrowed Amount”) shall initially be withheld by Buyer for a period not to exceed ten (10) business days after the Closing Date.  During this period, Ronald D. Jones and Melinda Jones and Buyer will enter into an escrow agreement with Wells Fargo Bank, N.A. in a form substantially similar to the escrow agreement attached hereto as Schedule 2.1(y), establishing an escrow account (the “Escrow Account”) to hold the Escrowed Amount and earn interest to be paid to Ronald D. Jones and Melinda Jones.  Within two (2) business days after the establishment of the Escrow Account, Buyer shall deposit the Escrowed Amount into the Escrow Account.  The Escrowed Amount shall be distributable to Ronald D. Jones and Melinda Jones upon: (i) a final, non-appealable order that GK Jones does not have a claim to any portion of the Purchase Price; or (ii) a written release by GK Jones of any claim to the Purchase Price and any Encumbrances against the Company, any of the Company’s assets or the Company Shares in any way arising under or otherwise relating to such claim by GK Jones; provided the Escrowed Amount will also be distributable as otherwise directed by a court of competent jurisdiction.  All fees and expenses relating to the establishment and administration of the Escrow Account shall be paid by Ronald D. Jones and Melinda Jones.

(z)            Sufficiency of Assets.  The tangible personal property assets of the Company listed on Schedule 2.1(h) hereto are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as the Business was conducted prior to the Closing, other than for the use of phones and other related equipment pursuant to the Office Agreement and the use of forklifts pursuant to the Services Agreement.  Buyer acknowledges that the properties leased by the Company in Rawlins, Wyoming and Wilburton, Oklahoma may continue for a period of up to thirty (30) days after the Closing Date but will thereafter terminate.

(aa)         S Corporation Matters.  The Company filed a properly executed Form 2553 with the IRS to elect under Subchapter S of the Code to be an “S corporation” within the meaning of Section 1361 of the Code.  The Company’s “S corporation” election became effective on January 1, 2001, and the Company was at all times from and including January 1, 2001, an “S corporation” within the meaning of Section 1361 of the Code (and an “S corporation” for all applicable state and local income tax purposes).

(bb)         Customers.  Schedule 2.1(bb) hereto sets forth (i) a list of the top twenty (20) customers of the Company for the twelve (12) month period ending on the Balance Sheet Date and (ii) the gross sales by the Company attributable to each of such customers for such period.  There are written contracts with those customers listed beside the master service agreements set forth on Schedule 2.1(h) hereto.  Since the Balance Sheet Date, none of the customers listed on Schedule 2.1(bb) has cancelled or terminated, or made threats that are perceived as credible about its intention to cancel or terminate, its business relationship with the Company.  The Company is not currently obligated to share any cost savings or reduction with any third party pursuant to any contract or agreement.

(cc)         Factoring of Receivables; Reserves.  Since March 4, 2008, the Company has not factored any of its accounts receivable into cash or cash equivalents; and the Company currently maintains adequate reserves to cover any non-collectible accounts receivable.

2.2.          Representations and Warranties Regarding New Shareholder Entity.  Each of the Shareholders who shall own an interest in the New Shareholder Entity as of the Closing Date, jointly and severally, represents and warrants to Buyer as follows:

(a)           Organization and Good Standing.  The New Shareholder Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

(b)           Agreement Authorized and its Effect on Other Obligations.  The Real Property Leases have been duly and validly authorized by all necessary corporate action on the part of the New Shareholder Entity, and the Real Property Leases constitute valid and binding obligations of the New Shareholder Entity, enforceable in accordance with their terms.  The execution, delivery and performance of the Real Property Leases by the New Shareholder Entity will not conflict with or result in a violation of breach of any term or provision of, or constitute a default under (i) the governing documents of the New Shareholder Entity, or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the New Shareholder Entity or any of its property is bound.

(c)           Consents and Approvals.  No consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by the New Shareholder Entity in connection with the execution, delivery or performance of the Real Property Leases or the consummation of the transactions contemplated thereby.

(d)           Investigations; Litigation.  No investigation or review by any governmental entity with respect to the New Shareholder Entity in connection with any of the transactions contemplated by the Real Property Leases is pending or, to the best of the applicable Shareholders’ knowledge, threatened, nor has any governmental entity indicated to the New Shareholder Entity an intention to conduct the same.  There is no action, suit or proceeding pending or, to the applicable Shareholders’ knowledge, threatened against or affecting the New Shareholder Entity by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of the New Shareholder Entity.

2.3.          Representations and Warranties of Buyer.  Buyer represents and warrants to each of the Shareholders as follows:

(a)           Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

(b)           Agreement Authorized and its Effect on Other Obligations.  The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in a violation of breach of any term or provision of, or constitute a default under (i) the governing documents of Buyer, or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Buyer or any of its property is bound.

(c)           Consents and Approvals.  No consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Investigations; Litigation.  No investigation or review by any governmental entity with respect to Buyer in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Buyer’s knowledge, threatened, nor has any governmental entity indicated to Buyer an intention to conduct the same.  There is no action, suit or proceeding pending or, to the Buyer’s knowledge, threatened against or affecting Buyer by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of Buyer.

2.4.          Survival of Representations and Warranties.  The representations and warranties set forth herein shall be true as of the date of this Agreement and the Closing Date and shall survive the Closing as set forth herein.  All representations and warranties relating to ownership (including, without limitation, ownership of the Company or any of the underlying Company assets) or authority of the Shareholders to enter into any of the transactions contemplated by this Agreement shall survive indefinitely.  All representations and warranties relating to taxes, environmental matters, employee benefits or other employment matters shall survive, in each case, for thirty (30) days after the expiration of the applicable statute of limitations for such matters.  All other representations and warranties shall survive for a period of two (2) years from and after the Closing Date.

ARTICLE 3
ADDITIONAL AGREEMENTS

3.1.          Further Assurances.  From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby.

3.2.          Public Announcements.  Except as mutually agreed, neither Buyer, the Shareholders, the individuals nor any of their respective affiliates or agents shall issue any press release or public announcement regarding the execution of this Agreement or the transactions contemplated thereby.  The Shareholders hereby consent to Buyer’s issuance of a press release announcing the completion of the transactions contemplated by this Agreement.

3.3.          Buyer’s Tax Election.  Buyer will conduct a valuation of the Company Shares for purposes of allocating the Purchase Price.  Buyer and the Shareholders agree to make a Section 338(h)(10) election under the Code with respect to the acquisition of the Company Shares.  The Shareholders agree to pay all taxes in connection with the transactions contemplated under this Agreement, including, without limitation, any taxes generated under Section 338(h)(10) or Section 1374 of the Code and any other federal, state or local taxes.

3.4.          Environmental Assessments and Cleanup.  Buyer may conduct such Phase I Environmental Assessments with respect to the Owned Real Property and any other real property listed on Schedule 2.1(h) hereof as it deems prudent.  In addition, Buyer may conduct Phase II Environmental Assessments with respect to any such real property where Phase II assessments are reasonably determined by Buyer to be appropriate.  All of the costs for conducting such environmental assessments shall be deducted from the Purchase Price.

3.5.          Participation in Buyer Employee Benefit Plans.  Effective as of the day after the Closing Date (or as soon thereafter as practicable), Buyer shall cause each employee of the Company, if and to the extent eligible, to be provided with coverage under each employee benefit plan, program, policy or arrangement of Buyer or any of its affiliates on the same terms and conditions as other similarly situated Buyer employees, except that certain carryover service shall be provided as set forth below.  Buyer shall cause the insurance carriers and benefit plan administrators or trustees of Buyer or its affiliates to: (i) recognize service with the Company (and any predecessor) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in the welfare plans of Buyer and its affiliates (e.g. its life, medical, dental, accident, disability, flexible spending and similar benefit plans), and (ii) provide each such Company employee with credit under its medical and dental plans for payments made under the corresponding plan or employee benefit program in satisfying any deductible or out-of-pocket limit requirements.  Buyer shall recognize Prior Service for all Company employees for purposes of eligibility and vesting under the Buyer’s 401(k) plan.  Buyer shall recognize Prior Service for all Company employees for purposes of determining entitlement to vacation and sick leave as employees under applicable vacation and sick leave policies of Buyer.  Buyer shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Buyer to any Company employee.  The parties shall cooperate to cause the Company to terminate its Employee Plans, or take other mutually agreed action with respect thereto, as soon as reasonably practical after the Closing.

3.6.          Non-Circumvention by Shareholders.

(a)           The Shareholders acknowledge and agree that (i) the Company possesses confidential and proprietary documentation and information essential to the successful conduct and the benefit of the Business, including, without limitation, the Intellectual Property and the Proprietary Information; (ii) such Intellectual Property and Proprietary

Information are invaluable; and (iii) any use, disclosure or other communication by the Shareholders of such Intellectual Property or Proprietary Information (other than as expressly permitted by this Agreement) will result in irreparable damage and harm to the Company and to Buyer.

(b)           The Shareholders shall not negotiate or participate in any transaction involving the Intellectual Property or Proprietary Information without the prior written consent of Buyer.  Any contact, negotiation, participation or transaction involving the Intellectual Property or Proprietary Information not permitted by this Agreement (each, a “Circumvention Event”) shall constitute a default and a material breach of this Agreement.

(c)           The Shareholders accept full responsibility and liability for their respective agents, brokers, principals and other related third parties to maintain confidentiality relating to any and all of the Intellectual Property and Proprietary Information.  Therefore, each Shareholder expressly covenants not to commit (or permit another person to commit) a Circumvention Event in any present, pending or future transaction.

(d)           The provisions of this Section shall be subject and subordinate to the terms and conditions of the Tolman Non-Compete Agreement and the Jones Non-Compete Agreement.  To the extent that there is any conflict between the terms of this Section and the terms of such agreements, the Tolman Non-Compete Agreement or the Jones Non-Compete Agreement (as applicable) shall control.

3.7.          Operation of the Business.  Buyer shall support the Business after the Closing Date as it does each of its other divisions.  Buyer shall make available sufficient capital investment to meet the demands of the Earn-out program, subject to investment return, market conditions, and other requirements that Buyer uses with each of its other divisions.  In the event that capital investment is curtailed to an amount insufficient to support the Earn-out program as reasonably determined by Buyer, the Earn-out targets, threshold, and payout factors (as set forth on Schedule 1.1(e) hereto) will be adjusted to align with the adjusted capital investment.  The Shareholders acknowledge and accept that Buyer may merge the Company with and into Buyer, may re-name the Business, or any part or product thereof, and may generally change any part of the branding or marketing strategy or altogether re-brand or re-market the Business, or any part or product thereof, in each case at such time and in such manner and to such extent (and with or without notice to any party) as Buyer may determine in its sole discretion.  The Shareholders further acknowledge and agree that the Business shall be managed in compliance with the policies and practices of the Buyer and its affiliates and as any other division of Buyer and its affiliates.

ARTICLE 4
INDEMNIFICATION

4.1.          Indemnification by the Shareholders.  In addition to any other remedies available to Buyer under this Agreement, or at law or in equity, the Shareholders hereby indemnify Buyer, the Company, their affiliates and their respective officers, directors, employees, agents and stockholders (collectively, the “Buyer Indemnified Parties”) against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable fees and expenses of attorneys, consultants and experts (collectively, the “Damages”) that the Buyer Indemnified Parties shall incur or suffer, which arise, result from or relate to any breach by any of the Shareholders (or the failure of any of the Shareholders to perform) their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument delivered to Buyer by any of the Shareholders under this Agreement (including, without limitation, a Circumvention Event).  The liability of the Shareholders under this Section is joint and several.  In addition, Buyer shall be entitled to Damages from the Shareholders equal to the amount by which any non-collectible accounts receivable exceed the Company’s reserves relating to such accounts receivable.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, at its sole option, to offset any Damages against (a) the amount by which the actual Purchase Price (as finally determined pursuant to Section 1.1(d) hereof) exceeds the Estimated Purchase Price and (b) the Earn-out.  The Shareholders’ total aggregate liability under this indemnity shall be limited to $5,000,000.00.  Except for Damages equal to (i) the amount by which any non-collectible accounts receivable exceed the Company’s reserves relating to such accounts receivable, (ii) the amount of any Encumbrances on the Company Shares or (iii) the amount of any liability relating to any Encumbrances on the Owned Real Property, in each case for which no deductible shall apply, the Shareholders shall have no obligation to indemnify Buyer until the total Damages incurred by the Company or Buyer exceed a deductible amount of $50,000.00.

4.2.          Indemnification by Buyer.  In addition to any other remedies available to the Shareholders under this Agreement, or at law or in equity, Buyer shall indemnify, defend and hold harmless each of the Shareholders against and with respect to any and all Damages that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to either of the Individuals by or on behalf of Buyer under this Agreement.

4.3.          Indemnification Procedure.  If any party hereto discovers or otherwise becomes aware of an indemnification claim arising under Sections 4.1 or 4.2 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.  Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to Sections 4.1 or 4.2 hereof, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.  In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person.  An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel (which may comprise multiple attorneys) in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations.  Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party.  No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim.  An indemnified party may consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, which judgment or settlement such indemnified party determines to be reasonable in its good faith judgment, without the consent of such indemnifying party; provided, however, that the indemnified party shall provide reasonable notice to the indemnifying party of such judgment or settlement.

4.4.          Limitation on Damages.  Notwithstanding any provision of the contrary contained herein, each of the parties to this Agreement hereby waives any right to recover special, punitive or exemplary damages for any claim asserted against the other.  Noting in this Section shall limit the availability of equitable remedies, such as specific performance, to enforce the provisions of this Agreement.

ARTICLE 5
MISCELLANEOUS

5.1.          Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing, notwithstanding any investigation made by or on behalf of any of the parties hereto.  All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive indefinitely despite any investigation made by any party hereto or on its behalf.

5.2.          Entirety.  This Agreement (including any schedules, exhibits or other attachments hereto) embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

5.3.          Counterparts.  Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

5.4.          Notices and Waivers.  Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

If to Buyer:

Key Energy Services, LLC

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Attn:  General Counsel

Facsimile: (713) 651-4559

With a copy to:

Liskow & Lewis, P.C.

1001 Fannin, Suite 1800

Houston, Texas 77002

Attn:  Marilyn Maloney

Facsimile: (713) 651-2908

If to any Shareholder:

E. Kent Tolman

Hydra-Walk, Inc.

110 George Brown Avenue

Lindsay, Oklahoma 73052

Facsimile: (405) 756-1215

With copies to:

Donald B. Nevard

Derryberry & Naifeh

4800 N. Lincoln Blvd.

Oklahoma City, OK 73105

Facsimile: (405) 528-6462

Ronald D. Jones

700 Lola Avenue

Lindsay, OK 73052

rdj2659@yahoo.com

Robert Harrison

P.O. Box 336

Lindsay, OK 73052

rth@oriok.net

Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

5.5.          Captions and Headings.  The captions and headings contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

5.6.          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

5.7.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

5.8.          Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of Texas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Shareholders have executed this Agreement, and the Buyer has caused this Agreement to be signed in its corporate name by its duly authorized representative, all as of the day and year first above written.

BUYER:

KEY ENERGY SERVICES, LLC,
a Texas limited liability company

By:	/s/ Don D. Weinheimer
Don D. Weinheimer, Vice President

SHAREHOLDERS:

/s/ E. Kent Tolman	/s/ Ronald D. Jones
E. KENT TOLMAN	RONALD D. JONES

/s/ Nita Tolman	/s/ Melinda Jones
NITA TOLMAN	MELINDA JONES

LIST OF SCHEDULES:

Schedule 1.1(b)	Ownership of Company Shares; Allocation of Purchase Price
Schedule 1.1(e)	Earn-out
Schedule 1.2(a)	Excluded Assets
Schedule 1.2(b)	Offers of Employment
Schedule 1.2(f)	Permitted Encumbrances
Schedule 2.1(f)	12/31/07 Balance Sheet and 3/31/08 Balance Sheet
Schedule 2.1(h)	List of Company Assets
Schedule 2.1(l)	Trademark
Schedule 2.1(y)	Escrow Agreement
Schedule 2.1(bb)	Customer List